FEE WAIVER AGREEMENT


American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses and AXP Selective Fund (the "Fund"), a series of AXP Income Series, Inc., agrees to accept those waivers and reimbursements, as described below:

     1. Applicable Agreements. To the extent that the Fund's total expenses exceed the expense ratios set out in paragraph 2, AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

          o Investment Management Services Agreement between the Fund and AEFC dated December 1, 2002.

          o Administrative Services Agreement between the Fund and AEFC dated March 9, 2000.

          o Transfer Agency Agreement between the Fund and AECSC dated May 1, 2003.

AEFC also agrees to pay certain non-advisory expenses of the Fund if necessary to meet the expense ratio limits set out in paragraph 2. AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

     2. Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

    -------------- ----------- ----------- ----------- ----------- -----------
    Fund             Class A     Class B     Class C     Class I     Class Y
    -------------- ----------- ----------- ----------- ----------- -----------
    AXP Selective    0.945%      1.695%      1.695%      0.74%       0.775%
    Fund
    -------------- ----------- ----------- ----------- ----------- -----------

     3. Termination. This agreement will terminate on May 31, 2005 unless extended by written agreement of the Fund and AEFC.

     This agreement is dated as of the 1st day of June, 2004.


     AXP Income Series, Inc.
         AXP Selective Fund



     By: /s/ Leslie L. Ogg
         ------------------
             Leslie L. Ogg
             Vice President


     AMERICAN EXPRESS FINANCIAL CORPORATION



     By: /s/ Paula R. Meyer
         ------------------
             Paula R. Meyer
             Senior Vice President and General Manager- Mutual Funds


     AMERICAN EXPRESS CLIENT SERVICE CORPORATION



     By: /s/ Bridget Sperl
         -----------------
             Bridget Sperl
             Senior Vice President